THE SECURITIES REPRESENTED BY THE WARRANT DATED DECEMBER 3, 1996 AMENDED HEREBY AND THIS AMENDMENT HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT OR STATE SECURITIES LAWS.

             ____________________________________________________

                          FIRST AMENDMENT TO WARRANT

     THIS FIRST AMENDMENT TO WARRANT is dated as of February 11, 2000, by and between ORAPHARMA, INC., a Delaware corporation (the "Company") and CANAAN CAPITAL OFFSHORE LIMITED PARTNERSHIP C.V. ("Holder").

                                   RECITALS

     A. The Company and Holder entered into that certain warrant dated December 3, 1996 entitling the Holder, subject to the provisions of such warrant, to purchase 2,791 fully paid, validly issued and nonassessable shares of Series A Preferred Stock, par value $.001 per share, of the Company, at an exercise price of $1.00 per share (the "Warrant").

     B. The Company and Holder desire to make certain amendments to the Warrant.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree that the initial paragraph of the Warrant shall hereby be amended and restated as follows:

           Series A Preferred Stock or Common Stock Purchase Warrant

     This is to certify that, FOR VALUE RECEIVED, CANAAN CAPITAL LIMITED OFFSHORE PARTNERSHIP C.V. (the "Holder"), is entitled to purchase, subject to
                                ------
the provisions of this Warrant, from OraPharma, Inc. a Delaware corporation (the "Company"), 2,791 fully paid, validly issued and nonassessable shares of either
 -------
Series A Preferred Stock, par value $.001 per share, of the Company (the "Preferred Stock") or Common Stock, par value, $.001 per share, of the Company
 ---------------
(the "Common Stock"), at an exercise price of $1.00 per share. The number of shares of Preferred Stock to be received upon the exercise of this Warrant and the price to be paid for each share of Preferred Stock may be adjusted from time to time as hereinafter set forth. The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for each share of Common Stock may be adjusted from time to time on terms identical to those applicable to the Preferred Stock. The shares of Preferred Stock and/or Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as "Warrant Shares" and the exercise price
                                          --------------
of a share of Preferred Stock or Common Stock in effect at any time and as adjusted from time to time is hereinafter referred to as the "Exercise Price".
                                                              --------------
In the event the outstanding shares of Preferred Stock are automatically converted into shares of the Company's Common Stock in accordance with the terms of the Preferred Stock as set forth in the

Company's Fourth Restated Certificate of Incorporation, this Warrant shall immediately become exercisable for shares of the Company's Common Stock on terms identical to those applicable to the Preferred Stock. In no event shall both the provisions of Section 4 of the Warrant and the provisions of the Company's Fourth Restated Certificate of Incorporation be applied concurrently to effect an increase in the relative equity interest in the Company of the Holder of this Warrant over the amount of increase which would have occurred if the Holder had acquired shares of Preferred Stock rather than the Warrant on December 3, 1996.

     This Agreement may be executed in any number of separate counterparts, each of which shall, collectively, constitute one agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

                                        CANAAN CAPITAL OFFSHORE LIMITED
                                        PARTNERSHIP C.V.

                                        By:  Canaan Capital Management,
                                             L.P., General Partner
                                        By:  Canaan Capital Partners L.P.,
                                             General Partner


                                             By: /s/ [ILLEGIBLE]
                                                --------------------------------
                                                Name:
                                                Title:


Accepted and Agreed:


ORAPHARMA, INC.


By:  /s/ Michael Kishbauch
   --------------------------------------
     Michael Kishbauch, President and CEO